Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Names Martin Ellis to Succeed
Steven Billick as Chief Financial Officer

CLEVELAND – June 3, 2005 – Agilysys, Inc. (NASDAQ: AGYS), a leading provider of enterprise computer technology solutions, today announced that Martin F. Ellis, executive vice president, corporate development and investor relations, will assume the role of chief financial officer as part of a senior management realignment and consolidation of responsibilities, effective immediately.

Ellis, 40, whose new title will be executive vice president, treasurer and chief financial officer, succeeds Steven Billick, who has served as treasurer and chief financial officer since joining the company, formerly Pioneer Standard Electronics, Inc., in April 2000. In his new position, Ellis will be responsible for the company’s finance, treasury, investor relations and corporate development functions which include mergers and acquisitions. Billick will be leaving the company upon completion of a functional transition of responsibilities.

“Martin has demonstrated strong strategic leadership of corporate development and investor relations at Agilysys since joining the company in 2003,” said Arthur Rhein, chairman, president and chief executive officer. “His extensive experience in U.S. and global financial markets uniquely qualifies him to serve as our chief financial officer as we pursue more profitable growth in our core businesses and key new markets. During the last two years, he has led the successful acquisitions of three new businesses positioning Agilysys for higher-margined growth in the retail, hotel casinos and resort industries, and further enhancing the Agilysys storage product and service offering.

“We also want to thank Steve for his contributions to Agilysys during this important period in the company’s history,” added Rhein.

Ellis, who will continue reporting to Rhein, joined the company in July 2003 from New York City-based Stern, Stewart & Co., a global financial consulting firm where he served as senior vice president and principal. While at Stern Stewart, Ellis managed the Corporate Finance Advisory and Middle Market EVA ® (Economic Value Added) practice, where he advised clients on corporate and financial restructurings, including mergers, acquisitions and divestitures, and financial policy, strategies and recapitalizations. Prior to joining Stern Stewart, Ellis advised many companies on a variety of issues. With Zurich-based Fairchild Associates Ltd., he provided specialized consulting services to financial institutions. He spent two years in London with the Accounting Systems & Support Company, providing management and accounting services to small- and medium-sized companies. Prior to that, he practiced as a chartered accountant with Deloitte & Touche in Johannesburg, South Africa.

A native of South Africa, Ellis earned his Bachelor of Commerce degree from the University of the Witwatersrand and an honors degree in accounting science from the University of South Africa. He received his MBA in finance from the William E. Simon Graduate School of Business Administration at the University of Rochester.

-more-

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex server and storage hardware, software and services to resellers, large and medium-sized corporate customers, as well as public-sector clients across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Mayfield Heights, Ohio, Agilysys has sales offices throughout the United States and Canada. For more information, visit www.agilysys.com.

Contact:	Richard Sayers Executive Vice President, Chief Human Resources Officer Agilysys, Inc. 440-720-8675 rick.sayers@agilysys.com

Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-720-8602 julie.young@agilysys.com